Exhibit 12
                                                           ----------

                             CONRAIL INC.
                             -----------
        COMPUTATIONS OF THE RATIO OF EARNINGS TO FIXED CHARGES
        ------------------------------------------------------
                            ($ In Millions)


                                                  Quarters ended
                                                     March 31,
                                                  --------------
                                                  1994      1993
                                                  ----      ----

  Earnings
  --------
    Pre-tax income                                $(53)     $ 73
     Add:
      Interest expense                              47        44
      Rental expense interest factor                 9         7
     Less equity in undistributed earnings
      of 20-50% owned companies                     (3)       (9)
                                                  ----      ----
  Earnings available for fixed charges              -       $115
                                                  ====      ====


  Fixed charges
  -------------
    Interest expense                                47        44
    Rental expense interest factor                   9         7
                                                  ----      ----
  Fixed charges                                   $ 56      $ 51
                                                  ====      ====

  Ratio of earnings to fixed charges                -       2.25x


  For purposes of computing the ratio of earnings to fixed charges, earnings represent income before income taxes plus fixed charges, less equity in undistributed earnings of 20% to 50% owned companies. Fixed charges represent interest expense together with interest capitalized and a portion of rent under long-term operating leases representative of an interest factor.